EXHIBIT 99.1

Fifth Street Finance Corp. Announces Closing of Acquisition of Healthcare Finance Group, LLC, Appointing Dan Chapa as New CEO of HFG

WHITE PLAINS, N.Y., June 13, 2013 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) ("Fifth Street") today announced that it has successfully closed its portfolio company acquisition of Healthcare Finance Group, LLC ("HFG"). Fifth Street invested $114 million to effect the acquisition, financing the purchase with available liquidity, including operating cash and borrowings under Fifth Street's existing credit facilities. Fifth Street expects the acquisition to be immediately accretive to net investment income.

An asset-based and cash flow term loan lending specialist, HFG has long-standing expertise in the healthcare industry. Since inception, HFG has financed in excess of $21 billion in receivables. HFG's sophisticated and highly scalable operating platform includes an internally-developed technology system that facilitates daily credit monitoring and insight into customer performance. The proprietary system is highly adaptable, with additional capabilities that can be leveraged as the platform continues to expand.

With over 20 years of healthcare finance or related industry experience, HFG's senior management team will provide continuing leadership under the direction of the company's new Chief Executive Officer, Dan Chapa. Mr. Chapa, who previously served as HFG's President, as well as a member of its Board of Directors and Credit Committee, replaces HFG's former Chief Executive Officer and founding member, Isaac Soleimani. The senior management team will also have a meaningful ownership stake as part of the transaction.

"We believe this strategic investment will reinforce Fifth Street and HFG's respective healthcare expertise," noted Leonard M. Tannenbaum, Fifth Street's Chief Executive Officer, adding, "We expect that this acquisition will provide extraordinary opportunities for platform growth — especially as we assist HFG in exploring alternative applications for its proprietary collateral and loan performance technology."

"As we seek to accelerate HFG's growth going forward, we could not ask for a better suited partner than Fifth Street. As a Fifth Street portfolio company, HFG is uniquely positioned to become the premier middle-market healthcare lender in the U.S.," said Dan Chapa, adding, "We are grateful for all of Mr. Soleimani's contributions and wish him good luck with his future endeavors."

For the transaction, Keefe, Bruyette & Woods, Inc. and UBS Investment Bank acted as financial advisors and Kaye Scholer LLP served as legal advisor to HFG. Greenhill & Co. acted as financial advisor and Proskauer Rose LLP served as legal advisor to Fifth Street.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

About Healthcare Finance Group, LLC

HFG is a specialty lender dedicated exclusively to providing secured debt financing to healthcare companies. HFG strives to custom-tailor its products to meet the specific needs of its clients. HFG is headquartered in New York City and has business offices throughout the U.S.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Senior Vice President of Finance
         & Head of Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Corporate Development:
         Juan E. Alva, Managing Director,
         Head of Strategy & Corporate Development
         Fifth Street Finance Corp.
         (818) 876-9665
         juan@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         Prosek Partners
         (203) 254-1300 ext. 141
         pro-fifthstreet@prosek.com